[LOGO OF ENTERPRISE]	Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 880-6500	EXHIBIT 99.1

Enterprise Eliminates General Partner’s 50% Incentive Rights

Houston, Texas – December 17, 2002 – Enterprise Products Partners L.P. (NYSE: “EPD”) announced that it and its general partner, Enterprise Products GP LLC, have amended Enterprise’s partnership agreement to eliminate the general partner’s incentive distribution right to receive 50% of total cash distributions with respect to that portion of quarterly cash distributions that exceed $0.392 per unit. This amendment is effective immediately and no consideration was paid to the general partner to give up this right.

Under the terms of the amendment, Enterprise has capped the general partner’s incentive distribution rights at its current level of 25% of the total cash distributions with respect to that portion of the quarterly cash distribution to partners that exceeds $0.3085 per unit. On November 12, 2002, Enterprise paid a distribution of $0.345 per unit with respect to the third quarter of 2002. Prior to the amendment, the general partner was also entitled to 50% of the total quarterly cash distributions in excess of $0.392 per unit.

“The elimination of the general partner’s 50% incentive distribution rights significantly increases the intrinsic value of our limited partner units,” said O.S. “Dub” Andras, President and Chief Executive Officer of Enterprise. “This amendment is consistent with our efforts to maximize the long-term total return of our limited partner units, including our goal of increasing the cash distribution rate on our units by at least 10% per year.”

“We believe that as our partnership continues to grow, this action will substantially increase the amount of cash available for distributions to our limited partners, for reinvestment in the growth of our partnership and for debt retirement to provide our partnership with greater financial flexibility. Eliminating the general partner’s highest level of incentive distributions reduces our cash cost of capital, which should enable us to provide our limited partners with greater economic returns on capital investments,” stated Andras.

Today, Enterprise will host a conference call that will further discuss this amendment to Enterprise’s partnership agreement. The call will be broadcast live over the Internet at 5:30 p.m. Eastern Time at http://www.epplp.com. To access the webcast, participants should visit the home page of the website, at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software.

Enterprise Products Partners L.P. is the second largest publicly traded, midstream energy partnership with an enterprise value of approximately $6 billion. Enterprise is a leading North American provider of midstream energy services to producers and consumers of natural gas and natural gas liquids (“NGLs”). The Company’s services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminalling.

This press release contains various forward-looking statements and information that are based on the Company’s beliefs and those of its general partner, as well as assumptions made by and information currently available to the Company. When used in this press release, words such as “anticipate”, “project”, “expect”, “plan”, “goal”, “forecast”, “intend”, “could”, “believe”, “may”, and similar expressions and statements regarding the plans and objectives of the Company for future operations, are intended to identify forward-looking statements. Although the Company and its general partner believe that such expectations reflected in such forward looking statements are reasonable, neither the Company nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company’s actual results may vary materially from those the Company anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Company’s results of operations and financial condition are:

•	competitive practices in the industries in which the Company competes;
•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	operational and systems risks;
•	environmental liabilities that are not covered by indemnity or insurance;
•
the impact of current and future laws and governmental regulations (including environmental regulations) affecting the midstream energy industry in general and the Company’s NGL and natural gas operations in particular;

•	the loss of a significant customer;
•	the use of financial instruments to hedge commodity and other risks that prove to be economically ineffective; and
•	failure to complete one or more new projects on time or within budget.

The Company has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com